Exhibit 99.77C

Top 50 US Fund, Japanese Equity Fund, Global Biotechnology Fund and Growth Opportunity Fund, each a series of Deutsche Investors Funds, Inc.

The Proxy Statement on Schedule 14A for Top 50 US Fund, Japanese Equity Fund, Global Biotechnology Fund and Growth Opportunity Fund, each a series of Deutsche Investors Funds, Inc. (File No. 333-7008), is incorporated by reference to the Definitive Proxy Statement for such funds filed with the Securities and Exchange Commission on July 10, 2002.